Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 49564) pertaining to The Pinnacle Financial Partners 401(k) Plan of our report dated June 24, 2010, with respect to the financial statements and schedule of The Pinnacle Financial Partners, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2009.

Brentwood, Tennessee
June 29, 2010